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                                  EXHIBIT 99.1

COMMUNITY
CAPITAL                                                NEWS
CORPORATION                                            RELEASE

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                            For Further Information:

R. Wesley Brewer, EVP/CFO
864/941-8290 or email: wbrewer@capitalbanksc.com
Lee Lee M. Lee, AVP/ Investor Relations
864/941-8242 or email: llee@capitalbanksc.com

May 21, 2003

                              FOR IMMEDIATE RELEASE

      CapitalBank and Benefit Coordinators, Inc. Team to Offer New Services

Greenwood, SC - CapitalBank, a subsidiary of Community Capital Corporation (AMEX: CYL), has agreed to assist Benefit Coordinators, Inc. in marketing employee benefit plans to CapitalBank's customers. CapitalBank's customers will now be able to take advantage of comprehensive plans offered by Benefit Coordinators, Inc. for life, medical, dental and disability insurance, including plan administration of Section 125, Section 105, and COBRA.

CapitalBank President and CEO William G. Stevens stated "We are excited to be associated with Benefit Coordinators as our company has been a client of theirs for several years and their expertise has helped us provide excellent benefits to our employees with minimal annual cost increases. We are looking forward to assisting Benefit Coordinators to market the services and expertise of Benefit Coordinators to our customers and potential customers."

Benefit Coordinators, Inc. President Mendel Boykin adds, "It is our goal at BCI to help the business clients of CapitalBank make the best use of every benefit dollar they spend. We put our expertise to work making an honest evaluation of the options that best meet our client's objectives. Our innovative approaches as well as our value added services are a winning combination. To receive the endorsement of CapitalBank reflects positively on the relationship that we strive to establish with each client. We pride ourselves on knowing our clients and building a relationship that allows us to meet each service and benefit need."

Community Capital Corporation (AMEX: CYL) is the corporate parent of CapitalBank, which was formed January 2001 during a restructuring that consolidated the company's operations to a single subsidiary. CapitalBank operates 14 branches throughout South Carolina. The bank offers a full range of banking services, including a wealth management group featuring a wide array of financial services, with personalized attention, local decision making and strong emphasis on the needs of individuals and small to medium-sized businesses.

                               www.comcapcorp.com

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Quarterly Report on Form 10-Q for the period March 31, 2003.